Wrigley Reports 17% Earnings Per Share Increase on Double-Digit Sales Gain to New First Quarter Record

CHICAGO, April 28 – The Wm. Wrigley Jr. Company (NYSE: WWY) today announced record first quarter sales of $1.45 billion, up 16 percent from the year-ago quarter.  The sales increase reflected the positive impact of currency translation and price/mix, in combination with worldwide shipment growth.

Net earnings for the quarter of $0.61 per diluted share were up 17 percent or $0.09 from the year ago period.  On a non-GAAP basis, excluding the negative impact of the supply chain restructuring and a one-time gain from the sale of a corporate asset in the year-ago period,  first quarter earnings per share were up $0.11 or 22 percent from the same quarter last year.*

“In addition to delivering strong first quarter results, we are taking the necessary steps to strengthen our brands, our marketplace position, and some key financial metrics.  Gross margins are up, operating expenses as a percentage of sales are down, and we continue to make strategic, incremental investments in brand support,” noted President and Chief Executive Officer, Bill Perez.  “We are focused on growth, particularly in the U.S., where we remain pleased with the continued strong performance of 5™ and are excited about the potential of our new product and packaging initiatives currently rolling out into the marketplace, both in the U.S. and around the world.”

Bill Wrigley, Executive Chairman and Chairman of the Board added, “The strong results this quarter are a reflection of our broad global base of operations, in particular, the vigor of our business operations in fast-growing marketplaces across the developing geographies of East Europe and Asia.  The overall confectionery category remains strong despite the economic turbulence so far this year, and we continue to make significant investments in sales capabilities, innovation and brand building to take full advantage of long-term business opportunities.”

Sales and Gross Margins
First quarter sales of $1.45 billion increased by $198 million, or 16 percent, over the same quarter last year.  The positive impact of currency, due to translation of international sales into a relatively weaker U.S. dollar, accounted for approximately half of the increase.  The balance of the gain was due to a combination of price/mix and a one percent growth in shipments.

* Please see Attachment B for full GAAP to non-GAAP reconciliation.

The operating geographic regions discussed below have been revised as of the first quarter of 2008 to reflect the Company's current management and reporting structure.  The Company moved the Pacific and Latin America regions from the Other Geographic Regions segment into Asia/Pacific and All Other, respectively

In Asia/Pacific, sales increased by $63 million or 25 percent to $317 million on volume growth of over 13 percent.  Currency benefit accounted for the vast majority of the remaining gain, which also included a two percent contribution from price/mix.  Growth in the region was driven by strong double-digit gains in China, Australia and Vietnam.  In China, Wrigley strengthened its position as the #1 confectioner, led by strong sales increases for Extra®, Doublemint® and Tata® bubble gum; while in Australia, growth was driven by the combined success of Extra gum and Extra mints.  Increased sales in Vietnam were fueled by the growing popularity of Cool Air®.

In EMEAI, sales were $679 million, up $113 million or 20 percent on volume growth of 4 percent, including the incremental contribution from the A. Korkunov® chocolate acquisition in Russia.  Of the remaining sales growth in the quarter, approximately a quarter is attributable to positive price/mix and the remainder to currency translation.  Russia, Germany, Poland and India all recorded strong double-digit sales increases and helped drive growth in the region. Growth in Russia was fueled by its new chocolate business and a positive contribution from pricing, and India’s growth followed the continued expansion of the Boomer® brand.   Poland benefited from the growth of Winterfresh® mints and bag packaging for gum, while sales of Airwaves® and Extra in Germany – especially in bottle packaging – led the growth there.  Partially offsetting this were declines in the United Kingdom.  The U.K. business remained solid in the face of increased competition, but the overall gum category declined in comparison to the year-ago quarter.

“The latest wave of competitive new product launches in the U.K. – and the accompanying advertising and promotional blitz – have already played out in the first quarter, with only a modest impact on our share,” noted Bill Perez.  “In the second quarter, we are looking to energize U.K. consumers and spark the category with the introduction of exciting new versions of Extra Ice® and Orbit Complete®, supported by outstanding marketing campaigns.”

North America net sales were $433 million, up $19 million or five percent, despite an overall 10 percent decline in volume.  The positive impact of price/mix accounted for the lion’s share of the differential, with currency translation contributing about two percent in the quarter.  Gum sales showed strength, led by the record-setting growth of the 5™ brand, along with continuing sales gains for Orbit and Eclipse® in the quarter.  Those gains were more than offset by declines for Altoids® and Lifesavers®, which faced difficult comparisons versus new product launches in the year-ago period.

Consolidated gross margins for the first quarter were 53.1 percent versus 52.1 percent the same quarter last year.  Excluding the impact from restructuring in the year-ago period, the gross margin differential would have been 40 basis points – 53.1 percent versus 52.7 percent.

Selling, general and administrative (SG&A) expenses climbed 13 percent in the quarter versus the year-ago period, with approximately half of the increase resulting from currency translation.  Within SG&A, operating expenses declined by 130 basis points as a percent of sales versus the comparable quarter in 2008, while investment in brand support increased by 50 basis points over the same time frame.

"With the cost environment every bit as challenging in 2008 as it was a year ago, we are pleased with our ability to show improvement in our gross margin,” said Senior Vice President and Chief Financial Officer Reuben Gamoran.  “Even more encouraging is our management of operating expenses, which increased at only half the rate of sales growth in the quarter, consistent with our commitment to continue leveraging our sales and innovation investments."

Operating Profits and Net Earnings
Consolidated operating profits in the period were $270 million, up 28 percent from the same quarter in the prior year.  The increase was primarily driven by improved pricing and product mix, lower expense growth and slightly higher shipment volume, partially offset by increased investment in brand support.  Favorable translation of foreign currencies to the weaker U.S. dollar accounted for approximately half the gain.

Consolidated net earnings of $169 million were up by nearly 18 percent or $26 million from the first quarter of 2007.  On a diluted per share basis, earnings were $0.61, up 17 percent versus the prior year, with positive currency translation adding about seven cents to the gain.  On a non-GAAP basis, excluding the impact of restructuring and the one-time asset sale gain in the year-ago period, earnings per share increased 22 percent versus the first quarter of 2007.

New Product Activity
U.S. 2008 launches unveiled at the March Annual Meeting included product improvements and new Slim Pack envelope packaging for Wrigley’s Spearmint®, Doublemint, Juicy Fruit®, Big Red®, Winterfresh and Extra, in addition to the roll-out of the new Extra Fruit Sensations™ line,  two new fruit flavors for Orbit and the new Altoids Crème de Menthe mints – both regular and chocolate-dipped.  Other new offerings that will begin shipments later in the second quarter include Eclipse Fresh and Cool pellet gum and Life Savers Gummies® Tangy Fruits.  Also coming to market will be the first fruit versions of the fast-growing 5™ brand – Lush and Elixir.

PLEASE NOTE:
In a separate release, also issued this morning, the Wrigley Company announced that it had reached and agreement to merge with Mars, Incorporated in an historic combination that values Wrigley at $80 per share.

About Wrigley
The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, lollipops, and chocolate.  The Company has global sales of $5.4 billion and distributes its world-famous brands in more than 180 countries.  Three of these brands – Wrigley's Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century.  Other well-loved brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Solano®, Sugus®, P.K.®, Cool Air® and 5™.

Cautionary Statement Regarding Forward-Looking Information
This press release contains statements which may be considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, including, without limitation, statements regarding operating strategies, future plans and financial results.  Forward-looking statements may be accompanied by words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “possible”, “predict”, “project” or similar words, phrases or expressions.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release.  A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed including, without limitation, the availability or retention of retail space; the availability of raw materials; changes in demographics and consumer preferences; changes in foreign currency and market conditions; increased competition and discounting and other competitive actions; underutilization of or inadequate manufacturing capacity and labor stoppages; governmental regulations; and the outcome of integrating acquired businesses.  These factors, and other important factors that could affect these outcomes are set forth in the Company’s most recently filed Annual Report on Form 10-K and the Company’s other SEC filings, in each case under the heading “Forward-Looking Statements” and/or “Risk Factors”.  Such discussions regarding risk factors and forward-looking statements are incorporated herein by reference.

FROM:	WM. WRIGLEY JR. COMPANY

Christopher Perille, Senior Director – External Relations
Phone: (312) 645-4077

ATTACHMENT A

WM. WRIGLEY JR. COMPANY
STATEMENT OF CONSOLIDATED EARNINGS
Amounts in thousands except for per share values

	Three Months Ended
	March 31,
	2008	2007

Net sales	$1,451,550	$1,254,046

Cost of sales	681,003	592,895

Restructuring charges	-	8,149

Gross profit	770,547	653,002

Selling, general and
administrative expense	500,975	442,798

Operating income	269,572	210,204

Interest expense	(15,221)	(16,602)
Investment income	3,389	1,890
Other income (expense), net	(9,800)	16,703

Earnings before income taxes	247,940	212,195

Income taxes	79,341	69,494

Net earnings	$ 168,599	$ 142,701

Net earnings per average share
of common stock (basic)[a]	$ 0.62	$ 0.52

Net earnings per average share
of common stock (diluted)[a]	$ 0.61	$ 0.52

Average number of basic shares
outstanding for the period	273,219	276,024

Average number of diluted shares
outstanding for the period	275,489	277,037

[a] Per share calculations based on the average number of shares outstanding for the period.

ATTACHMENT B

WM. WRIGLEY JR. COMPANY
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
Amounts in thousands except for per share values

	Three Months Ended
	March 31, 2008		March 31, 2007
	Net Earnings	Diluted Earnings Per Share*	Net Earnings	Diluted Earnings Per Share*

Net earnings, as reported under U.S. GAAP	$ 168,599	$ 0.61	$ 142,701	$ 0.52

Restructuring expense, net of tax (A)	-	-	5,480	0.02
Gain on sale of assets, net of tax (B)	-	-	(9,415)	(0.03)

Non-GAAP earnings, excluding restructuring
expense and gain on sale of assets	$ 168,599	$ 0.61	$ 138,766	$ 0.50

* May not total due to rounding

(A) Management has excluded restructuring expense as it is viewed as nonrecurring costs incurred to improve production operations.

(B) Management has excluded the gain on the sale of certain assets as it is viewed as nonrecurring income.

ATTACHMENT C

WM. WRIGLEY JR. COMPANY
NET SALES AND OPERATING INCOME BY SEGMENT
Amounts in thousands

	Three Months Ended
	March 31,
	2008	2007

NET SALES

North America	433,191	413,987

EMEAI	679,088	565,707

Asia/Pacific	317,447	254,065

All Other	21,824	20,287

Total Net Sales	1,451,550	1,254,046

OPERATING INCOME

North America	85,943	76,114

EMEAI	155,192	139,875

Asia/Pacific	95,952	73,626

All Other	(67,515)	(79,411)

Total Operating Income	269,572	210,204

ATTACHMENT D
WM. WRIGLEY JR. COMPANY CONDENSED CONSOLIDATED BALANCE SHEET
Amounts in thousands

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$336,386	278,843
Short-term investments, at amortized cost	625	635
Accounts receivable, net	523,486	469,221
Inventories	638,358	620,082
Other current assets	203,923	180,997
Total current assets	1,702,778	1,549,778

Deferred charges and other assets	213,927	214,457
Goodwill	1,433,310	1,422,957
Other intangibles	486,129	484,256
Net property, plant and equipment	1,563,828	1,560,064
Total assets	$5,399,972	5,231,512

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$170,000	-
Accounts payable and accrued expenses	902,860	871,901
Dividends payable	91,275	79,965
Income and other taxes payable	167,606	149,254
Total current liabilities	1,331,741	1,101,120

Other noncurrent liabilities	318,874	312,912
Long term debt	1,000,000	1,000,000
Total liabilities	2,650,615	2,414,032

Stockholders' equity	2,749,357	2,817,480
Total liabilities and stockholders' equity	$5,399,972	5,231,512

ATTACHMENT E

WM. WRIGLEY JR. COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS
Amounts in thousands

	Three Months Ended
	March 31,
	2008	2007
OPERATING ACTIVITIES
Net earnings	$ 168,599	$ 142,701
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Depreciation and amortization	57,326	48,794
Net loss (gain) on retirements of property, plant and equipment	5,117	(15,796)
Non-cash share-based compensation	11,090	11,890
Deferred income taxes	(1,876)	1,390
(Increase) decrease in:
Accounts receivable	(35,649)	(31,656)
Inventories	(7,294)	2,177
Other current assets	(22,942)	(28,417)
Deferred charges and other assets	(1,455)	(1,678)
Increase (decrease) in:
Accounts payable and accrued expenses	7,011	(14,091)
Income and other taxes payable	15,480	17,749
Other noncurrent liabilities	1,738	(1,479)

Net cash provided by operating activities	197,145	131,584

INVESTING ACTIVITIES
Additions to property, plant and equipment	(25,381)	(35,546)
Proceeds from retirements of property, plant and equipment	1,781	21,091
Proceeds from sale of investments	-	485
Acquisition, net of cash acquired	-	(250,134)

Net cash used in investing activities	(23,600)	(264,104)

FINANCING ACTIVITIES
Dividends paid	(79,451)	(70,691)
Common Stock purchased and issued, net	(229,191)	(104,365)
Issuances of short-term debt, net	170,000	255,919

Net cash (used in) provided by financing activities	(138,642)	80,863

Effect of exchange rate changes on cash and cash equivalents	22,640	2,471

Net increase (decrease) in cash and cash equivalents	57,543	(49,186)
Cash and cash equivalents at beginning of period	278,843	253,666

Cash and cash equivalents at end of period	$ 336,386	$ 204,480